UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2004

INTERVOICE, INC.

(Exact name of registrant as specified in its charter)

Texas	001-15045	75-1927578
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17811 Waterview Parkway
Dallas, Texas 75252
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (972) 454-8000

Not applicable

(Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS.

On June 3, 2004 Intervoice, Inc. (the “Company”) amended and restated its existing credit agreement with Wells Fargo Bank National Association (the “Bank”) to provide for a new $8 million term loan. The new term loan is in addition to the previously disclosed revolving line of credit loan by the Bank to the Company under the original credit agreement. The Amended and Restated Credit Agreement is secured by the Company’s accounts receivable, general intangibles, equipment and inventory pledged under the original credit agreement (collectively, the “Original Collateral”), and a first lien on the Company’s headquarters facility in Dallas, Texas. The new term loan replaces the previously disclosed mortgage loan by a different lender that had been secured by the Company’s headquarters facility.

Interest on the new term loan will accrue at the prime rate of interest plus .5% or the London Inter-Bank Offering Rate plus 2.25%. The Company elected to finance the term loan at an initial interest rate of 3.4% based on the current London Inter-Bank Offering Rate. The Company had been paying interest at a rate of 10.5% under the prior mortgage loan. Principal payments of $33,333 plus accrued interest are payable monthly under the term loan and the unpaid principal balance will become payable upon maturity of the loan during June 2009. Under the prior mortgage loan the entire principal balance would have become payable upon maturity during May 2005.

Upon repayment in full of the revolving line of credit loan the Bank will release its security interest in the Original Collateral, and upon repayment in full of the term loan the Bank will release its lien on the Company’s headquarters facility. The Company will expense unamortized debt issuance expenses of $81,000 associated with the prior mortgage loan during its fiscal quarter ending August 31, 2004.

The Amended and Restated Credit Agreement, Term Note, and Deed of Trust with Absolute Assignment of Lease and Rents, Security Agreement and Fixture Filing, executed in connection with the new term loan are attached to this Current Report, and this brief summary of the new term loan is qualified in its entirety by such documents.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a)	FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

        Not applicable.

(b)	PRO FORMA FINANCIAL INFORMATION.

        Not applicable.

(c)	EXHIBITS.

10.1	Amended and Restated Credit Agreement

10.2	Term Note

10.3	Deed of Trust

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERVOICE, INC.

	By:	/s/ Craig E. Holmes
Craig E. Holmes
Executive Vice President and Chief
Financial Officer
Date: June 4, 2004

INDEX TO EXHIBITS

Item
Number	Exhibit
10.1	Amended and Restated Credit Agreement

10.2	Term Note

10.3	Deed of Trust